Exhibit 10.23(a)

AMENDMENT NUMBER TWO
TO
RIVERBOAT GAMING DEVELOPMENT AGREEMENT
BETWEEN CITY OF LAWRENCEBURG, INDIANA,
AND INDIANA GAMING COMPANY, L.P.

THIS AMENDMENT NUMBER TWO TO RIVERBOAT GAMING DEVELOPMENT AGREEMENT (this “Amendment”) is made as of the 20th day of August, 1996 by and between the City of Lawrenceburg, Indiana, an Indiana municipality (the “City”), and the Indiana Gaming Company L.P., an Indiana limited partnership (the “Developer”) for the development of a riverboat gaming operation.

RECITALS

WHEREAS, City and Developer have entered into a Riverboat Development Agreement dated as of April 13, 1994 (the “Original Agreement”), as amended by Amendment Number One to Riverboat Gaming Development Agreement dated as of December 28, 1995 (“Amendment No. 1” and together with the Original Agreement the “Agreement”); and

WHEREAS, City and Developer desire to amend and supplement the Agreement in accordance with the terms and conditions of this Amendment;

NOW, THEREFORE, in consideration of the terms and conditions set forth herein, City and Developer hereby agree as follows:

Article I

Definitions

Section 1.1.   To the extent not otherwise defined herein, capitalized terms used in this Amendment shall have the meanings ascribed thereto in the Agreement, unless the context or use indicates another or different meaning or intent.

Article II

Amendments to Agreement

Section 2.1.   The Agreement shall be, and it hereby is, amended by the addition of a new Section 2.05 thereto, which addition shall follow immediately after Section 2.04 of the Agreement, and which new Section 2.05 shall be as follows:

“Section 2.05. Property Rights Upon Termination of Gaming Activities at the Site of the Temporary Boat. Upon termination of gaming activities at the site of the Temporary Boat, ownership of the transformer and the switch gear located at the site of the Temporary Boat shall vest in the City and the Developer shall purchase, at the direction of the City, and convey to the City a barge to be located at the site of the Temporary Boat which barge shall be not less than forty feet (40’) nor more than eighty feet (80’) wide and not less than one hundred and fifty feet (150’) nor more than two hundred feet (200’) long as determined by the Developer.”

Section 2.2.   Section 3.02 of the Agreement shall be, and hereby is, amended by deleting subsection (h) of Section 3.02 of the Agreement and replacing same with a new subsection (h) which shall provide:

“(h) The City may use the $10,309,000 referred to as Item 5 in Section 3.02(a) hereof as it determines in its sole discretion, subject only to the approval of Developer, which approval shall not be unreasonably withheld. Provided the use of the funds reasonably satisfies Developer that its reasonably projected sewage volume can be accommodated by the renovation or replacement of the sewer plant, there shall be no restriction on whether said funds are used to construct new facilities or to upgrade existing facilities; or whether said facilities are built by the City or by South Dearborn Regional Sewer District. City may, at its sole discretion and subject only to Developer’s reasonable approval set forth above, provide said funds to the South Dearborn Regional Sewer District for modifications to existing facilities and to pay the entire cost thereof.”

Section 2.3.   Section 4.06 of the Agreement is hereby amended by renumbering subsection (b)(vi) thereof as new subparagraph (b)(ix) and adding new subparagraphs (b)(vi), (vii) and (viii) as follows:

(b)(vi) A breach in the Lawrenceburg Conservancy District flood protection levee with an opening width of forty feet (40’) (“Levee Breach”).

(b)(vii) A bridge over the Levee Breach suitable for pedestrian passage which shall have a width of not less than ten feet (10’). Developer further agrees to use its reasonable efforts to coordinate the construction of this Breach Bridge with City agents charged with the responsibility of planning the levee walk project. Nothing in this provision shall be construed to impose an affirmative obligation on Developer to take any measures the reasonably anticipated result of which could cause Developer to expend additional funds or delay the completion of Developer’s construction (including delays caused by Corps of Engineers permit considerations).

(b)(viii) Assistance to the City in the City’s efforts to work with Central Railroad Company of Indiana or CSX Transportation, Inc. in addressing concerns of such railroads concerning the grade crossing of the tracks at Walnut Street.

Section 4.06(g)(ii)(G) of the Agreement shall be amended by adding to subparagraph (11) thereof after the word “City” the following language:

“together with those items listed in Section 2.05 hereof.”

Section 2.4.   Section 5.04 of this Agreement is hereby amended by deleting the first sentence of Section 5.04 and substituting therefor the following:

“Within thirty (30) days of the issuance by the Corps of Engineers of a permit to allow construction to begin at the site of the Permanent Boat, Developer shall submit to City a proposed construction schedule indicating the anticipated starting and completion dates of the various stages of the work to be performed to complete the Project.”

Section 2.5.   Section 5.07(a) of this Agreement is amended by deleting the first sentence thereof and substituting therefor the following:

“Subject to the provisions of subsection (b) and except as may otherwise be provided in the final design or otherwise approved by City (which approval shall not be unreasonably withheld), all materials and equipment incorporated into the Project shall be of superior quality and new, and all product warranties and guaranties specifically called for by this Agreement shall expressly run to the benefit of Developer; provided, however, that the foregoing shall not preclude Developer from using as part of the Project antiques or gaming equipment of comparable appearance that has been properly reconditioned or refurbished.”

Section 2.6.   Section 5.19 of this Agreement is hereby amended by deleting the current language and inserting the following language:

“City shall have authority to disapprove or reject Work which is determined to be defective, and shall also have authority, with respect to those improvements which are intended to become publicly owned, to require special inspection or testing of the Work whether or not the Work is fabricated, installed or completed. Nothing herein shall be deemed to modify or restrict the normal rights or functions of any building inspector having jurisdiction over the Project.”

Section 2.7.   Section 5.21(b) of this Agreement is amended by deleting the existing language and inserting therefor the following language:

“There shall be paid each laborer or mechanic of the Contractor, Construction Manager or Subcontractor engaged in Work under this Agreement a wage not less than the prevailing wages in the Lawrenceburg area according to the prevailing wage schedule established by the State of Indiana and existing on the date thirty (30) days prior to the date on which the contract for such Work is released for bid (the “Wage Date”), regardless of any contractual relationship which may be alleged to exist between the Contractor, Construction manager or Subcontractor and such laborers or mechanics; provided, however, all contracts bid prior to July 15, 1996, are deemed approved as to wage rates contained in said bid packages, provided the wage rates are paid by the contractors performing said work. If the contract is not awarded within ninety (90) days of the Wage Date, new prevailing wage rates shall be required and shall be such prevailing wage rates in effect on a date not more than thirty (30) days before the date of award of the contract.”

Section 2.8.   Section 5.27(a) of this Agreement is amended by deleting the existing language in its entirety and substituting therefor the following:

“Developer shall provide, or shall cause to be provided by the Contractor or Subcontractors, Performance and Payment Bonds for not less than fifty percent (50%) of the Work on the Project as measured by dollar amounts. Developer shall have the right, in its discretion, to determine which portions of the Work shall be the subject of the Performance and Payment Bonds; provided, however, all of the Work relating to the construction of the site for the Temporary Boat and all of the Work for the new roadway from U.S. 50 to the site of the Permanent Boat shall be fully covered by Performance and Payment Bonds. All Bonds shall be in the forms prescribed by Applicable Laws and by City, and be executed by such sureties as (i) are licensed to conduct business in the State, and (ii) are named in the current list of “Company’s Holding Certificates of Authority as Acceptable Sureties on Federal Bonds and as Acceptable Reinsuring Companies” as published in Circular 570 (amended) by the Audit Staff Bureau of Government Financial Operations, U.S. Treasury Department. All Bonds signed by an agent must be accompanied by a certified copy of the power of attorney or other instrument establishing the agents’ authority.”

Section 2.9.   Section 5.28 of this Agreement is amended to delete the existing language and to substitute therefor the following language:

“(a) To the fullest extent permitted by law, Developer shall indemnify and hold harmless City and its consultants, agents and employees from and against all claims, damages, losses and expenses, direct, indirect or consequential (including but not limited to fees and charges of engineers, architects, attorneys and other professionals reasonable in amount and reasonably incurred, and court and arbitration costs) (hereinafter “claims”) arising out of or resulting from the performance of any of the Work or from the construction or operation of the Project (including the operation of the riverboat), regardless whether or not the claim arises by or is imposed by law or regulation, but only to the extent such claim does not arise from the wilful misconduct or gross negligence of City or another indemnified person.

(b) In any and all claims against City or any of its consultants, agents or employees by any employee of Developer, Design Professional, Contractor, Construction Manager, any Subcontractor, any person or organization directly or indirectly employed by any of them to perform or furnish any of the Work or anyone for whose acts any of them may be liable, any indemnification obligation under this Agreement shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Developer, Design Professional, Contractor, Construction Manager, or any Subcontractor or other person or organization under workers’ or workman’s compensation acts, disability benefit acts or other employee benefit acts.”

Section 2.10.   Section 10.01 of this Agreement is hereby amended by the addition of a new paragraph set forth below which shall be inserted immediately following the last paragraph of Section 10.01:

“Developer shall construct, at its sole cost and expense, a new road from the U.S. Highway 50 Intersection near Scudder Drive to Center Street substantially per plans attached as exhibit T-l and incorporated herein by reference which plans are hereby approved by City. The finalization of the plans for such road shall be subject to the approval of the City which approval shall not be unreasonably withheld, conditioned or delayed. Upon the closing referred to above Developer shall use its reasonable best efforts to complete said road within 180 days from the date the Corps of Engineers issues the permit to allow construction to begin at the site of the Permanent Boat. Developer shall direct its suppliers to use said road to transport materials and supplies for the construction of its Project as defined in the Development Agreement. Unless otherwise requested by the City, Developer shall further use said road to transport its patrons via shuttle to its temporary site.”

Section 2.11.   Section 12.01 of the Agreement shall be, and hereby is, amended by the addition of the following clause at the end of the existing Section 12.01, which new clause shall be as follows:

“including any and all liability, loss, damage, claim or expense arising out of that certain Appeal from the Proposed Passage of Ordinance 20-1995, Case No. 15C01-9601-CP-003, filed in the Dearborn Circuit Court on January 17, 1996. Notwithstanding any of the foregoing the City shall have the right to retain its own counsel but the fees and expenses of such counsel shall be at the expense of the City.”

Section 2.12.   The Agreement shall be, and it hereby is, amended by the addition of a new Section 10.09 thereto, which addition shall follow immediately after 10.08 of the Agreement, and which new Section 10.09 shall be as follows:

Section 10.09. Performance of Certain Municipal Functions. The City covenants and agrees:

(a) to cause the Clerk-Treasurer to attest, present to the Mayor and then record (if applicable) after signature by the Mayor Ordinance Nos. 19A-1995 and 20-1995; and to cause the Mayor, in his capacity as City Executive to execute Ordinance Nos. 19A-1995 and 20-1995 upon such presentation. With regard to Ordinance Nos. 19A-1995 and 20-1995, the duties of the Clerk- Treasurer and Mayor set forth above shall be performed no later than September 9, 1996.

(b) on or before September 9, 1996, to approve, for execution and delivery to the Developer a lease for the site of the Permanent Boat, the terms of which conform to the terms set forth in this Agreement and shall further provide the conditions under which the obligations of the City shall terminate if the Commission shall withdraw the Certificate of Suitability awarded to Developer.”

Section 2.13.   Section 13.01 of the Agreement shall be, and hereby is, amended by renaming the section “Defaults” and inserting the letter “(a)” prior to the word “City” in the first line of Section 13.01.

Section 2.14.   Section 13.01 of the Agreement shall be, and hereby is, amended by the addition of a new subsection (b) thereto, which addition shall follow immediately after subsection (a) of Section 13.01 of the Agreement, and which new subsection (b) shall be as follows:

“(b) Developer may declare the City to be in default under this Agreement and may terminate this Agreement if City fails or refuses to perform any of its obligations under Section 10.09 of this Agreement.”

Section 2.15.   Section 3.02(g) of the Agreement shall be, and hereby is, amended to add the following additional sentences following the existing sentence:

“Notwithstanding any other term or condition of this Agreement to the contrary, the City may locate the water tower and electric substation shown on Exhibit C of Exhibit S-5 at its discretion but if the City does not locate the electric substation at the site indicated on Exhibit C of Exhibit S-5, the City shall pay any incremental costs incurred by Developer in extending electric services to the site of the Permanent Boat in excess of those costs which would have been incurred in extending such services from the location of the electric substation as shown on Exhibit C of Exhibit S-5. Notwithstanding the provisions of Exhibit C of Exhibit S-5, the time within which the water storage tank must be constructed and operational is extended from March 1, 1997, to April 8, 1997.”

Section 2.16.   Article X of the Agreement shall be, and hereby is, amended to add a new Section 10.10 as follows:

Section 10.10. City Cooperation for Highway 50 Improvements. The City agrees, on a timely basis, to relocate, or cause to be relocated, such utilities and related facilities as required by the State of Indiana in connection with the improvements to US Highway 50. The City shall pay all costs of such relocation not in excess of $300,000.00. The Developer shall pay any reasonable costs of such relocation for the City in excess of $300,000.00. The City also agrees to convey to the State of Indiana a grant of right-of-way over the real estate described in Supplement Exhibit S-6 attached hereto in connection with the US Highway 50 improvements.

Section 2.17.   Article XIII of the Agreement is amended to add a new Section 13.05 to read as follows:

“Section 13.05. Conditional Assignment of Rights. Developer hereby assigns and sets over unto the City all of Developer’s right, title, and interest in and to all present and future contracts entered into with respect to the Work for the Project including all bonds, guaranties, warranties and other forms of security for performance and payment of the obligations of the parties performing such Work, as security for the performance of the obligations of the Developer under this Agreement, upon the sole condition that this Assignment shall not become effective and enforceable until the Developer defaults on its obligations under this Agreement and fails to cure such default within any applicable cure period provided herein. Upon the foregoing Assignment becoming effective, the Developer agrees to execute and deliver such instruments as may be reasonably necessary or desirable to evidence the effectiveness of such assignment and to take such other acts as may reasonably be necessary or desirable to effectuate the intent of this provision.”

Section 2.18.   The Agreement shall be, and it hereby is, amended by the addition of a new Section 3.09 thereto, which addition shall follow immediately after Section 3.08 of the agreement and which new Section 3.09 shall be as follows:

“Section 3.09. Additional Annual Fee Advance. The Developer shall pay to the City, within twenty (20) days of the City’s written request, an amount, or amounts, not exceeding a total of Five Hundred Thousand and 00/100 Dollars ($500,000.00) for use by the City to pay for the costs of storm water drainage improvements or other municipal improvements relating to the Project. The payment or payments made to the City pursuant to this Section 3.09 shall reduce in an equal sum the Annual Fee payable to the City in excess of the Minimum Annual Fee until the full amount of such payment or payments has been recovered by Developer.”

Section 2.19.   Exhibit S-5 of the Agreement shall be, and hereby is, amended to add the following additional sentence at the end of paragraph I (Infrastructure Improvements by City):

“Developer agrees to continue purchasing each such utility from the city so long as the City provides each such utility with good service at rates competitive to alternative sources of each such utility.”

Article III

City’s Option to Amend the Agreement

Section 3.01.  The City and the Developer acknowledge that the City may require accelerated payment from the Developer for certain infrastructure improvements relating to Items 4 and 5 in Section 3.02(a) of the Agreement. The Developer hereby grants to City an option to amend further the Agreement as set forth below. The option shall be exercised, if at all, by delivery of written notice from the City to the Developer stating that the option is exercised. The option may be exercised by the City at any time prior to issuance of the License to Developer. If the option has not been exercised by the time the License is issued to Developer, the option shall terminate.

Section 3.02.  If the foregoing option is exercised, the Agreement shall be further amended as follows:

(A)                              Sections 3.02(b)(iii), (iv) and (v) of this Agreement shall be, and hereby are, amended by deleting all references to the payment obligations of Developer relating to Item 4 and Item 5 in those Sections of the Agreement. Sections 3.02(b)(iii), (iv) and (v) of this Agreement shall be, and hereby are, amended by subtracting from the total amount stated as Developer’s payment obligations, being $11,893,000, the amounts set forth therein related to Item 4 and Item 5, being $1,275,000 and $9,709,000, respectively.

(B)                                Section 3.02 of the Agreement shall be, and hereby is, amended by the addition of a new subsection (i) thereto, which addition shall follow immediately after subsection (h) of Section 3.02 of the Agreement, and which new subsection (i) shall be as follows:

“(i)                               For purposes of Item 4 and Item 5 of Section 3.02(a), the Developer shall remit to the City, within thirty (30) days of a written request from the City, an amount equal to $10,984,000 constituting the remaining portion of the estimated cost of Item 4 and Item 5 provided that the City has a fully executed contract or contracts for performance of the infrastructure improvements contemplated in Item 5 but in no event prior to the extension of Developer’s Certificate by the Commission after a full hearing on or after June 1, 1996.”

(C)                                Section 3.03(a) of the Agreement shall be, and hereby is, amended by deleting existing subsections (ii) and (iii) thereof and replacing them as follows:

(ii)                                  During the Second Year immediately following the date of commencement of operations on the Temporary Boat, an aggregate amount of $5,000,000 payable in twelve (12) equal monthly installments concurrently with Developer’s payment of its Annual Fee in such months;

(iii)                               During the Third Year immediately following the date of commencement of operations on the Temporary Boat, an aggregate amount of $2,000,000 payable in twelve (12) equal monthly installments concurrently with Developer’s payment of its Annual fee in such months; and

(iv)                              Promptly upon commencement of operations on the Permanent Boat at the Permanent Site, the sum of $4,500,000.

(D)                               Section 3.04(a) of the Agreement is hereby amended by deleting existing subsection (a) thereof and replacing same with the following:

(a) If no Second Lawrenceburg Boat has commenced operations (i) the Annual Fee for the entire period during operations on the Temporary Boat shall be the sum of the amounts computed by multiplying the following ranges of Developers Adjusted Gross Receipts for the Year (in millions of dollars) by the following respective percentages, less $60,000.00:

Adjusted Gross Receipts	Percentage Paid to City

0 to 150	5%
150 to 200	6%
200 to 250	9%
250 to 300	12%
Over 300	14%

and (ii) the Annual Fee for the entire period during operations on the Permanent Boat shall be the sum of the amounts as computed above, but not less than $6,000,000 per Year less $60,000.00.

Article IV

Miscellaneous

Section 4.01   Counterparts.  This amendment may be executed in a number of identical counterparts and, if so executed, each such counterpart is deemed an original for all purposes, and all such counterparts shall collectively constitute one agreement.

Section 4.02   Binding Effect.  This amendment binds the parties hereto and insures to the benefit of their respective heirs, personal representatives, successors and assigns.

Section 4.03   Governing Law.  This Amendment is entered into in the State of Indiana, and shall be governed by and construed (and all of the rights and obligations hereunder shall be determined) in accordance with the internal laws of the State of Indiana, without reference to the choice of laws or principles thereof.

Section 4.04   No Third-Party Beneficiaries.  Nothing in this Amendment shall be construed as creating any rights or entitlements that inure to the benefit of any person or entity not a party to this Amendment (except Guarantor).

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

“Developer”

INDIANA GAMING COMPANY, L.P.

By:	The Indiana Gaming Company, its General Partner

	By:	/s/ J. Thomas Long

	Its:	President

“Guarantor”

ARGOSY GAMING COMPANY

By:	/s/ J. Thomas Long

Its:	C.E.O.

“City”

CITY OF LAWRENCEBURG, INDIANA

By:	/s/Melvin L. Gabbard

Its:	Mayor